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                                 EXHIBIT 10.20

                                        October 17, 2000


The Shareholders of Aquila Holdings Limited (the "Vendors") c\o Mr. Charlie Troup
Schroder Ventures
SVA Limited
20 Southampton Street
London WC2E 7QG
United Kingdom

                  Re: DPP International Limited (the "Company")
                      -----------------------------------------

VIA FACSIMILE 020 7240 5072
---------------------------

Dear Mr. Troup:

         We are writing on behalf of Thinkpath.com, Inc. ("THTH") to confirm that it is prepared to present an offer to acquire all the issued shares of Aquila Holdings Limited ("Aquila") whose wholly owned subsidiary is the Company on the following terms:

1. Thinkpath.com Inc. (the "Purchaser") will acquire all of the issued shares of Aquila from the existing shareholders of Aquila (the "Vendors").

2. The shares (consisting of all classes of preference and ordinary shares) and loan notes of Aquila will be valued at (pound)3,885,000 in total. This is based on the information contained in the Information Memorandum that has been supplied and there being no material adverse findings in the due diligence process.

3. The consideration for the acquisition of the shares to be sold will be satisfied by the payment to those of the Vendors that are the institutional investors of (pound)3,461,000 which is to be satisfied as to (pound)2,500,000 in cash and as to the balance of (pound)961,000 by the transfer of common stock ("Acquisition Shares") of Thinkpath.com, Inc. whose shares are quoted on the NASDAQ, Small Cap Market Systems, under the symbol THTH.

         The total number of Acquisitions Shares to be issued will be based on the average closing price of THTH common stock five (5) days prior to the closing date ("Stock Closing Price"). Purchaser will guaranty price protection of 100% of the Stock Closing Price of the Acquisition Shares for ninety (90) days from the closing date. The Acquisition Shares price guaranty is a fixed amount regardless of any price movement each time any shares are sold in the open market.

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         Aquila and the Company will have the option of the 100% Put guaranty or accepting a 180 day all cash note in the amount of (pound)961,000 in the lieu of the Acquisition Shares. THTH will issue a Put option guarantying 100% of the strike price for the underlying shares to Aquila and the Company for ninety (90) days from the effective date. Aquila and the Company will have the option to redeem he shares for the original strike price or the greater amount and/or the option to receive the all cost amount (pound)961,000 in one hundred eighty (180) days.

         The consideration payable to the other Vendors, namely Mr. Chalmers, Mr. Reilly, Mr. Foxwell and other employees of the Company, which is to be satisfied as to(pound)60,000 in cash to repay the executive loan holders in the relevant proportions and of(pound)364,000 redeemable preference shares of each of the Purchaser in the following proportions.

Name                                Preference Shares

Mr. Chalmers                        280,255
Mr. Reilly                           67,261
Mr. Foxwell                           4,484
Other Managers                       12,000
                                    -------
                                    364,000

The preference shares will carry the following rights:

(1)      no preferential dividend or coupon

(2)      priority on a winding up or return of capital

(3) redemption at par by four equal annual installments starting one year after the date of completion or on a sale of the Purchaser if earlier

(4)      no voting rights

4. The acquisition will also be subject to the following additional conditions:

         4.1 due diligence, to be conducted by the Purchaser's accountants and solicitors; the directors of Aquila and of the Company are to co-operate by making available all information reasonably requested by the Purchaser's professional advisers.

         4.2 suppliers and customers continuing to trade with the Company without materially changing the terms of trading or the nature or volume of business.

         4.3      regulatory consents, (if any) that may be required

5. Mr. Chalmers (the "Executive Director") will enter into mutually acceptable new service contracts with the Company and Aquila subject to six (6) months' notice and with a bonus package that is to be agreed between the Purchaser and the Executive Director.

6. The Executive Director will enter into restrictive covenants to protect the business of the Company and Aquila. The restrictive covenants will apply for a period of three years after the Executive Director sells shares and/or leave the employment of the Company or Aquila.

7. The Executive Director will be appointed as a director of the Purchaser and the Board of Directors of Aquila and of the Company will be reconstituted to comprise of at least two new directors appointed by the Purchaser giving the Purchaser a voting majority of the Board of Directors.

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8.       The Purchaser recognizes the Vendor is an institutional financial investor and will grant limited and specific overall warranties. Warranties, representations and indemnities will be required by the Purchaser on the terms usually applied to transactions of this type, covering, inter alia, the following:

         8.1      The statutory accounts of the Company and Aquila.

         8.2 There being no adverse change in the financial or trading position or prospects of the Company or Aquila since the date of the last audited accounts.

         8.3      Onerous or unusual trading agreements.

         8.4      The Vendor is not aware of any litigation.

         8.5 The Company and Aquila's title to its assets, and in particular to the properties that it occupies.

9. The Vendors will consider a retention up to the maximum amount(pound)250,000 in cash and this will be the only remedy for warranty claims. The Vendor will address overall issues identified during the due diligence review and warranties will be finalized in the Acquisition Agreement. Any warranty claim will be reclaimable solely against the retention. This amount will be held in an interest bearing escrow account in the joint name of the parties' solicitors to be released with interest earned when the statutory accounts for the present financial year have been prepared and signed by the auditors, or in any event nine months after the end of the financial year or twelve months after completion, whichever is earlier.

10. The business of the Company or Aquila will continue in the ordinary course in the period prior to completion and no exceptional or unusual transaction will be undertaken by the Company or Aquila without the approval of the Purchaser. The Vendors who are executive directors will receive the emoluments to which they are entitled in the ordinary course of the business and no bonuses, pension contributions, dividends or other payments to or transactions with the Vendors or any person connected with them will take place prior to completion of the sale without the Purchaser's prior written consent.

11. The solicitation of an offer is to be made by the Purchaser on the basis that, if accepted, the Purchaser will be willing to proceed with related transactions and to incur the expenditure involved in due diligence and the negotiation of documentation. The Vendors will accordingly undertake to the Purchaser that they will not enter into any negotiations or make or accept any offer or arrangement which would lead to the sale of Aquila and the Company or a substantial part of its undertaking and assets or of any shares in Aquila or the Company in the period of November 15, 2000 or such later date as the parties may agree.

         It is expected that the exchange of contracts for the sale of shares of Aquila and the Company will take place as soon as the due diligence has been completed and the draft legal documentation has been settled. The timetable must of necessity remain flexible, but it is the Purchaser's intention to proceed as quickly as possible and assuming that the terms outlined by this letter are acceptable the Purchaser will endeavor to complete at the latest by November 15, 2000.

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12.      The parties will keep this agreement confidential and will not disclose its existence of the terms set out herein to any third party other than their professional advisers insofar as is required for the implementation of the transaction. The purchaser will treat any information obtained during the course of its due diligence exercise as confidential and will use it for no other purpose than considering the acquisition of Aquila and the Company. It will return all written information immediately that discussions between the two parties are discontinued.

13. The offer contained in this letter is subject to contract and is not intended to create any legally binding obligation or commitment on the part of the Purchaser, the Vendors, Aquila or the Company with the exception of paragraphs 12 and 16 which are to be legally binding.

14.      Closing/Post Closing

         The total number of Acquisitions Shares to be issued will be based on the average closing price of THTH common Stock five (5) days prior to the closing date ("Stock Closing Price").

         The Purchaser will immediately file a registration statement for the Acquisition Shares that are being issued and will be effective for the underlying shares. The underlying shares will be freely trading and will not be subject to any liquidity restrictions.

         THTH will issue a Put option guarantying 100% of the strike price for the underlying shares to Aquila and the Company will have the option to redeem the shares for the original strike price or the greater amount and/or the option to receive the all cash amount of (pound)961,000 in one hundred eighty (180) days.

         Burlington Capital Markets Inc. New York, New York will be given the right of first refusal to purchase any Acquisition Shares sold by the Company or individuals receiving these shares from the Company.

15. Governing Law and Disputes. The Agreement shall be governed by the laws of the United Kingdom, without regard to choice of law provisions, except with respect to any matter governed by applicable United States federal securities laws. The parties agree that any dispute under this Agreement will be resolved in a court located in the City of London, United Kingdom, and will submit to the jurisdiction of such court of such purpose.

16. General. After executing and for a period of two (2) years thereafter, the Purchaser agrees and shall use its best efforts to cause its officers, directors, employees, agents and stockholders, not to solicit or encourage directly or indirectly, in any manner or any discussions with, any employees, customers or client accounts of Aquila or the Company.

         In the event that for any reason the definitive Acquisition Agreement is not executed by October 31, 2000, any party may discontinue negotiations and terminate this letter without liability to any other party. Please confirm your acceptance of the terms of this letter by signing and returning the enclosed copy to us at the address given above by no later than October 14, 2000. The offer contained in this letter will remain open until that date or such later date as the Purchaser may agree. On acceptance the Purchaser will instruct its solicitors to prepare draft documentation.

Yours faithfully,


BURLINGTON CAPTIAL MARKETS INC.

By: /s/ Vincent R. Molinari
   -----------------------------------------
   Vincent R. Molinari, Chairman and CEO


Agreed to and Accepted this 17th day of  October, 2000


 /s/ Declan French
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duly authorized for and on behalf of
THINKPATH.COM, INC.